(d)(20)(i)

March 1, 2017

Voya Mutual Funds
7337 East Doubletree Ranch Road

Suite 100
Scottsdale, AZ  85258-2034

Re:                             Expense Limitations

Ladies and Gentlemen:

Voya Mutual Funds (“VMF”), Voya Investments, LLC (“VIL”) and CBRE Clarion Securities LLC (“Clarion”) are parties to an Expense Limitation Agreement dated January 1, 2016 (the “ELA”) that limits the expenses of Voya International Real Estate Fund (“Real Estate Fund”), a series of VMF.  Pursuant to the ELA:  (1) VIL waives its  investment advisory fee in an amount sufficient to achieve Real Estate Fund’s Operating Expense Limits, as set out in the ELA; and (2) for so long as the sub-advisory fees payable to Clarion with respect to Real Estate Fund are equal to 50% of the advisory fee payable to VIL by the Fund, Clarion reduces its sub-advisory fees in an amount sufficient to pay 50% of any Excess Amount, as such term is defined in the ELA, paid by VIL to Real Estate Fund under the ELA.  Real Estate Fund’s Operating Expense Limits under the ELA are as follows:

	Maximum Operating Expense Limit (as a percentage of average net assets)
	Classes
Name of Fund	A	B	C	I	W
Voya International Real Estate Fund	1.50%	2.25%	2.25%	1.25%	1.25%

By executing this letter, VIL and Clarion agree to amend the ELA to provide for a second expense limitation arrangement (the “Second ELA”) whereby:  (1) Real Estate Fund’s operating expenses will be further limited; and (2) Clarion will pay the incremental costs associated with the Second ELA.  The operating expense limits under the Second ELA (the “Lower Operating Expense Limits”) are set out below.

	Maximum Operating Expense Limit (as a percentage of average net assets)
	Classes
Name of Fund	A	B	C	I	W
Voya International Real Estate Fund	1.45%	2.20%	2.20%	1.20%	1.20%

As noted above, Clarion will pay any and all additional amounts necessary to achieve the Lower Operating Expense Limits.  This obligation is separate and apart from Clarion’s existing obligation to bear, in certain circumstances, a portion of the fees necessary to achieve the current Operating Expense Limits set out in the ELA.  The maximum fee that Clarion would pay pursuant to the terms of the Second ELA is five (5) basis points, computed based upon Real Estate Fund’s assets under management.

By way of example, if the ordinary operating expenses incurred by Real Estate Fund’s Class A shares are 160 basis points, Real Estate Fund’s Class A Operating Expense Limits will be lowered:  (1) to 150 basis points pursuant to the existing terms of the ELA (i.e., through waivers of advisory and, when applicable, sub-advisory fees); and (2) from 150 basis points to 145 basis points pursuant to the Second ELA (i.e., through Clarion’s waiver and/or reimbursement of sub-advisory fees in an amount equal to an additional five (5) basis points).

The implementation of the Second ELA will not affect the operation of the ELA, and the current arrangements in place for achieving the Operating Expense Limits set out in the ELA will continue.  VMF, VIL and Clarion each agrees to be bound to the terms of the Second ELA for the period from March 1, 2017 through March 1, 2018.  The method of computation used to determine the amount of the fee waiver and the definitions as set forth in the ELA shall apply to the Second ELA.

Any fees waived pursuant to the Second ELA shall not be eligible for recoupment.  Clarion acknowledges that it shall not be entitled to collect on or make a claim for fees waived or expenses reimbursed pursuant to the Second ELA at any time in the future.

Notwithstanding the foregoing, termination or modification of this letter agreement requires approval by the Board of Trustees of VMF.

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By signing below, each of VIL and Clarion acknowledges and agrees to the terms of this Agreement, which amends the ELA to include provisions governing the Second ELA, and specifically acknowledges its consent to each such term.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

VOYA INVESTMENTS, LLC	CBRE CLARION SECURITIES LLC

By:	By:
/s/ Todd Modic	/s/ Jonathan A. Blome
Todd Modic	Name: Jonathan A. Blome
Senior Vice President	Title: Chief Financial Officer

VMF’s signature below acknowledges VMF’s
acceptance of this Agreement

VOYA MUTUAL FUNDS

By:
/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President